Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.954.5038 ext. 5040
Fax: 978.455.3251

CSP Inc. Reports Fourth-Quarter Fiscal 2016 Financial Results

LOWELL, MA, January 12, 2017 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions and high-performance Ethernet products for diverse applications, today reported financial results for the fourth quarter of fiscal 2016 ended September 30, 2016.
The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.11 per share to shareholders of record January 27, 2017 payable February 8, 2017.

Management Comments

“We performed well in fiscal 2016,” said President and Chief Executive Office Victor Dellovo. “Total revenues increased 16%, with High Performance Products up 17%, and Technology Solutions up 15%. In Technology Solutions, we continue to execute our growth strategy and build upon the positive changes we implemented in 2015. We enhanced our managed services portfolio and continued to develop new products in the High Performance Products division to take us into new commercial markets. All while advancing our cross-selling efforts to add more value to our end customer and drive higher sales per transaction. We also added talented sales and engineering personnel across the globe, positioning us to better capitalize on our many growth opportunities.”

“In the fourth quarter, revenues were down 7%, reflecting short-term softness in the Technology Solutions division due to large orders in Germany that were pushed out until Q1. We reported EPS of $0.14 versus $0.18 a year ago. However, our managed services pipeline in Technology Solutions remains strong, recurring revenue is growing, and our cross-selling strategy has been a great success.”

“In High Performance Products, while the FPGA network adapter product for the financial services market has been slow to gain traction thus far, we have multiple customers that are excited about the product and we hope to build from that customer base in the new fiscal year. Most of our investment resources are now focused on advancing the 10Gb Ethernet adaptors for the network sensors market. We received royalty revenues from two E-2D planes in the quarter. We expect to record royalty revenue from one plane in Q1 with a total of six planes in fiscal 2017.”

“Looking forward, we have created many opportunities for CSP, and we are seeking to continue our momentum in the new fiscal year.”

Financial Results
For the fourth quarter of fiscal 2016, revenue was $25.6 million compared with $27.7 million in the fourth quarter a year ago. For full year fiscal 2016, revenue was $103.4 million compared with $89.3 million for fiscal year 2015.

Exhibit 99.1

Gross margin in Q4 increased to 24.6% from 21.4% in the prior year as a result of higher margin product and service sales. For the full year, gross margin was 24.2% compared with 21.5% for the prior year due to leverage on higher volumes.

Net income for the fourth quarter of fiscal 2016 was $561,000, or $0.14 per diluted share, compared with net income of $653,000, or $0.18 per share, in the fourth quarter of fiscal 2015. For the full year fiscal 2016, net income was $2.6 million, or $0.67 per diluted share, compared with net a loss of $210,000, or $0.06 per share, for fiscal year 2015.
Cash and short-term investments increased to $13.1 million from $11.2 million at year end.
Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call tomorrow (January 13, 2017) at 10:00 a.m. (ET) to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9177 or 785-424-1666. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products and Technology Solutions - with a shared vision for technology excellence. CSPi’s High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to that we expect to record royalty revenue from one plane in Q1 with a total of six planes in fiscal 2017. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2016	September 30, 2015
Assets
Current assets:
Cash and short-term investments	$13,103	$11,181
Accounts receivable, net	19,564	19,888
Inventories	6,148	5,749
Other current assets	3,002	3,264
Total current assets	41,817	40,082
Property, equipment and improvements, net	1,680	1,564
Other assets	5,210	5,350
Total assets	$48,707	$46,996

Liabilities and Shareholders’ Equity
Current liabilities	17,383	17,382
Pension and retirement plans	13,441	10,009
Non-current liabilities	228	15
Shareholders’ equity	17,655	19,590
Total liabilities and shareholders’ equity	$48,707	$46,996

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the Year ended,
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Sales:
Product	$19,515	$20,903	$77,835	$66,447
Service	6,125	6,809	25,532	22,859
Total sales	25,640	27,712	103,367	89,306

Cost of Sales:
Product	15,789	17,504	63,539	55,478
Service	3,538	4,285	14,787	14,641
Total cost of sales	19,327	21,789	78,326	70,119

Gross profit	6,313	5,923	25,041	19,187

Operating expenses:
Engineering and development	616	521	2,984	2,826
Selling, general & administrative	4,970	4,311	18,256	16,135
Total operating expenses	5,586	4,832	21,240	18,961

Operating income	727	1,091	3,801	226

Other income (expense), net	(36)	65	(201)	(210)

Income (loss) before income taxes	691	1,156	3,600	16
Provision (benefit) for income taxes	130	503	996	226
Net income (loss)	$561	$653	$2,604	$(210)

Net income (loss) attributable to common stockholders	$536	$653	$2,495	$(210)

Net Income (loss) per share - basic	$0.15	$0.18	$0.69	$(0.06)
Weighted average shares outstanding - basic	3,638	3,568	3,609	3,548

Net Income (loss) per share - diluted	$0.14	$0.18	$0.67	$(0.06)
Weighted average shares outstanding - diluted	3,763	3,661	3,734	3,548